Exhibit 99.2

RTB Digital, Inc.

Financial Statements (Unaudited)

Three Months Ended March 31, 2026 and 2025

RTB Digital, Inc.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31	December 31,
	2026	2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$497	$534
USDC	-	10,964
Accounts receivable, net	184	147
Prepayments and other current assets	136	67
Deposit on digital media investment	10,000	-
Contractual right to offset	-	13
Total current assets	10,817	11,725
Acquired and other intangible assets, net	1,014	825
Investment in crypto assets	3,096	5,222
Investment in Ryvyl	6,500	6,500
Related party note receivable, net	4,167	4,208
Other assets	331	34
Total assets	$25,925	$28,514
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,890	$1,751
Accrued expenses and other	10	40
Unearned revenue	62	109
March 2026 convertible note and warrant	1,532	-
Deferred cost - contract liability - current	-	13
Total current liabilities	3,494	1,913
March 2026 convertible note and warrant price protection feature	468	-
Total liabilities	3,962	1,913
Stockholders’ equity (deficit):
Preferred Stock, Class A par value $0.000002; authorized 2,000,000; issued and outstanding 1,684,000 shares as of March 31, 2026, and December 31, 2025	-	-
Common stock, Class B par value $0.000002; authorized 18,000,000; issued and outstanding 4,306,000 shares as of March 31, 2026, and December 31, 2025	-	-
Common stock, Class A par value $0.000002; authorized 2,000,000; issued and outstanding 1,861,667 shares as of March 31, 2026, and December 31, 2025	-	-
Additional paid-in capital	40,528	40,387
Accumulated deficit	(18,565)	(13,786)
Total stockholders’ equity	21,963	26,601
Total liabilities and stockholders’ equity	$25,925	$28,514

See accompanying notes to the unaudited condensed financial statements

RTB Digital, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$553	$446
Cost of revenue	370	323
Gross profit	183	123
Operating expenses
Selling and marketing	1,436	185
General and administrative	2,294	444
Depreciation and amortization	113	54
Total operating expenses	3,843	683
Loss from operations	(3,660)	(560)
Other income (expenses)
Loss on sale of crypto assets	(244)	-
Unrealized loss on investment	-	(31)
Change in fair value on crypto assets	(875)	-
Interest income	-	-
Total other income (expenses)	(1,119)	(31)
Loss before income taxes	(4,779)	(591)
Income tax provision	-	-
Net loss	$(4,779)	$(591)

See accompanying notes to the unaudited condensed financial statements

RTB Digital, Inc.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands, except share data)

(Unaudited)

	Class A Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2025	1,684,000	$-	4,306,000	$-	1,861,667	$-	$40,387	$(13,786)	$26,601
Stock-based compensation	-	-	-	-	-	-	141	-	141
Net loss	-	-	-	-	-	-	-	(4,779)	(4,779)
Balance at March 31, 2026	1,684,000	$-	4,306,000	$-	1,861,667	$-	$40,528	$(18,565)	$21,963

	Class A Preferred Stock		Class B Common Stock		Class A Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2024	-	$-	4,141,000	$2	2,000,000	$1	$5,153	$(5,743)	$(587)
Stock-based compensation	-	-	-	-		-	120	-	120
Stock issued for service			-				9		9
Net loss	-	-	-	-		-	-	(591)	(591)
Balance at March 31, 2025	-	$-	4,141,000	$2	2,000,000	$1	$5,282	$(6,334)	$(1,049)

See accompanying notes to the unaudited condensed financial statements

RTB Digital, Inc.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net loss	$(4,779)	$(591)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	113	54
Stock compensation expense	141	129
Loss on sale of crypto assets	244	-
Unrealized loss on crypto assets	875	-
Unrealized loss on short-term investment	-	31
Change in operating assets and liabilities net of effect of acquisitions:
Accounts receivable, net	(37)	(699)
Prepayments and other current assets	(69)	(55)
Contractual right to offset	13	86
Accounts payable	1,590	278
Accrued liabilities	(30)	(3)
Deferred cost-contract liability	(13)	(86)
Unearned revenue	(47)	691
Net cash used in operating activities	(1,999)	(165)
Cash flows from investing activities
Proceeds from sale of crypto assets	10,220	-
Proceed from issuance of SAFE notes payable	-	600
Capitalized platform development cost	(299)	(133)
Related party notes receivable principal receipt	41	-
Investment in related party common stocks	(10,000)	-
Net cash provided by (used in) investing activities	(38)	467
Cash flows from financing activities
Proceeds from March 2026 financing	2,000	-
Repayment of debt	-	-
Proceeds from issuance of SAFE notes payable	-	-
Issuance of stock, net	-	-
Net cash provided by financing activities	2,000	-
Net increase (decrease) in cash and cash equivalents	(37)	302
Cash and cash equivalents – beginning of period	534	8
Cash and cash equivalents – end of period	$497	$310
Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-
Supplemental disclosure of non-cash activities
USDC investment	$300	$-
Settlement of accounts payable with USDC	$1,453	$-

See accompanying notes to the unaudited condensed financial statements

1.	Organization and Basis of Presentation

Organization

Roundtable Media, LLC was incorporated in Puerto Rico on May 27, 2021.  On November 9, 2022, it transitioned to a Delaware Corporation as “Roundtable Media, Inc.” with all LLC shares exchanged for shares in the corporation on a 1:1 basis pursuant to a Stock Exchange Agreement. On June 30, 2024, Roundtable Media, Inc. effected a 1:5 reverse-split of its common stock (the “2024 Reverse Stock Split”) by filing an amendment to its Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State. The 2024 Reverse Stock Split combined every 5 shares of common stock issued and outstanding immediately prior to effecting the 2024 Reverse Stock Split into one share of common stock. No fractional shares were issued in connection with the 2024 Reverse Stock Split. As a result, the number of shares and per share information throughout these financial statements have been retrospectively adjusted to reflect the 2024 Reverse Stock Split. On October 29, 2024, the name of Roundtable Media, Inc. was changed to “RTB Digital, Inc.,” d/b/a Roundtable. On July 8, 2025, RTB Digital, Inc. filed an amendment to its Amended and Restated Certificate of Incorporation to change the par value of all classes of common stock and preferred stock from $0.0005 to $0.000002. This change had no impact on total stockholders’ equity and the change is unrelated to the 2024 Reverse Stock Split.

Unless the context indicates otherwise, Roundtable Media, LLC, Roundtable Media, Inc., and RTB Digital, Inc., are together hereinafter referred to as the “Company.”

Business Operations

RTB Digital, Inc. is a media company that has developed an exclusive coalition of professionally managed online media channels based on a Company developed technology platform. The Company’s operations primarily consist of software development, advertising and sponsorship sales, building a list of selective, invite-only “Platform Partners” and reaching out to potential Platform Partners for discussion.

Each channel is operated by an invite only Platform Partner, drawn from major media companies, subject matter experts, reporters, and social leaders. Platform Partners publish professional content and oversee an online community for their respective channels, leveraging the Company’s proprietary, Web3-based, mobile-enabled, video-focused technology platform (the “Platform”), engaging niche audiences within a single coalition.

Platform Partners incur the costs in content creation on their respective channels and receive a share of the revenue associated with their content. Because of the state-of-the-art technology and large scale of the Platform and our expertise in search engine optimization, user engagement, ad monetization and content distribution, Platform Partners continually benefit from our ongoing technological advances and audience development expertise. While the Platform Partners benefit from these critical performance improvements, they may also save substantial technology, infrastructure, advertising sales, member marketing and management costs.

The Company’s strategy includes acquiring related online media, publishing and technology businesses by merger or acquisition that management believes will expand the scale of unique users interacting on our technology platform. The Company believes that with an increased scale in unique users, it will be able to obtain improved advertising terms and grow advertising revenue.

Going Concern

For the years ended December 31, 2025, and 2024, the Company reported net losses of $8,043 and $1,316, respectively, and negative operating cash flows of $2,160 and $997, respectively. For the three months ended March 31, 2026, the Company reported a net loss of $4,779 and, as of March 31, 2026, it had net working capital of $7,323 and an accumulated deficit of $18,565. Also, based on its latest internal revenue and expense projections, the Company expects to generate an operating loss and negative operating cash flows for the twelve months ending December 31, 2026.

Due to the foregoing factors, and after considering the conditions and events known to management through the date of these financial statements, management has determined that the Company's available cash and other liquidity will not be sufficient to fund the Company's operations and capital needs for the twelve months following the issuance date of these financial statements. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is contingent upon the successful execution of management's plans to improve its liquidity position over the next twelve months, which include, without limitation, all of the following:

●	increasing revenue through expanded advertising and sponsorship agreements;

●	increasing revenue and revenue diversity by recruiting more media partners to utilize the Company’s platform. Through the first six months of 2026, the Company has recruited 20-plus sports partner channels, covering the Oakland Athletics, Stanford Cardinal, Liverpool FC, Atlanta Falcons, Georgia Bulldogs, Tampa Bay Rays, Manchester United, Chelsea, and Real Madrid, among others;

●	leveraging revenue growth opportunities stemming from the recently completed merger with Ryvyl Inc., effective May 12, 2026 (see Note 10, Subsequent Events);

●	exploring additional strategic initiatives, including M&A opportunities, which on March 5, 2026, resulted in the Company entering into an agreement to purchase an equity stake in a digital media company (see Note 10, Subsequent Events). The transaction represents up to $100,000 in potential additional revenue for the Company; and

●	raising additional capital through a variety of means, including private and public equity offerings. The Company recently initiated a PIPE fundraising round targeting a minimum of $50,000.

Management has assessed that its plan described above, if successfully implemented, is appropriate and sufficient to address its liquidity shortfall and to provide funds to cover operations for the next 12 months from the date of these financial statements. However, there can be no assurance that we will be successful in implementing our plan, that our projections of our future capital needs will prove accurate, or that any additional funding will be available in a timely manner, on favorable terms, or be sufficient to continue our operations. The Company’s financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements (“Interim Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and SEC interim requirements and are shown in condensed form and should be read in conjunction with the Company’s audited annual financial statements and related notes. Certain information and disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to applicable interim reporting requirements. These Interim Financial Statements reflect all adjustments, consisting only of normal recurring items that management considers necessary for a fair presentation of the results for the interim periods.

Use of Estimates

The preparation of the Company’s Interim Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Interim Financial Statements and the reported results of operations during the reporting period. Significant estimates include the allowance for credit losses, capitalization of platform development costs and associated useful lives and other acquired intangible assets and associated useful lives, valuation allowances for deferred tax assets and uncertain tax positions, valuation of stock options and warrants, and assumptions used to calculate certain contingent liabilities. These estimates are based on information available as of the date of the Interim Financial Statements and, as such, actual results could differ from management’s estimates.

Revenue Recognition

In accordance with Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”), revenues are recognized when control of the promised goods or services are transferred to the customer in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services.

The Company generates revenue from digital advertising, sponsorship and other service arrangements, partner and publisher arrangements, syndication arrangements, and digital subscriptions. The Company evaluates each significant revenue stream and contractual arrangement to determine whether it is acting as principal or agent. When the Company controls the promised good or service before transfer to the customer, revenue is recognized on a gross basis. When the Company’s role is to arrange for another party to provide the good or service, revenue is recognized on a net basis.

Because the Company enters into multiple types of revenue arrangements, its principal versus agent conclusion is evaluated separately for each significant revenue stream and contractual arrangement. In making this determination, the Company considers the indicators of control under ASC 606, including primary responsibility for fulfillment, inventory risk, and discretion in establishing price. Accordingly, some arrangements are recognized on a gross basis and others on a net basis, depending on whether the Company controls the promised good or service before transfer to the customer. Significant costs of revenue are presented as a separate line item on the statements of operations.

Disaggregation of Revenue

The following table provides revenue disaggregated by category and timing of recognition:

	Three Months Ended March 31,
	2026	2025
Revenue by category:
Digital revenue
Point in time revenue recognition
Direct advertising	$18	$42
Publisher revenue	145	112
Syndication revenue	68	26
Other digital revenue	-	11
Total digital revenue	231	191
Service revenue
Over-time revenue recognition
Sponsorship	322	255
Total service revenue	322	255
Total revenue	$553	$446

Contract Balances

The timing of the Company’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset receivable or a contract liability (unearned revenue).

The following table provides information about contract balances:

	March 31, 2026	December 31, 2025
Unearned revenue (short-term contract liabilities)
Direct advertising revenue	$13	$-
Non-advertising Service revenue	49	109
	$62	$109

Unearned revenue, also referred to as contract liabilities, are contracts signed in advance of performance and are recognized as revenue over time. The Company records contract liabilities as unearned revenue on the unaudited condensed interim balance sheets. Direct advertising revenue and service revenue of $81was recognized during the three months ended March 31, 2026. No direct advertising revenue and service revenue was recognized during the three months ended March 31, 2025.

Cash and Cash Equivalents

The Company maintains cash and cash equivalents at banks where amounts on deposit may exceed the Federal Deposit Insurance Corporation limit of $250 during the year. Cash and cash equivalents represent cash and highly liquid investments with an original contractual maturity at the date of purchase of three months or less. As of March 31, 2026, and December 31, 2025, cash and cash equivalents of $497 and $534, respectively, consisted primarily of checking and money market balances. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk regarding its cash and cash equivalents.

USDC

USDC is a stablecoin redeemable on a one-to-one basis for U.S. dollars and is accounted for as a financial instrument in the Company’s balance sheets. Circle Internet Financial, LLC (“Circle”) and its affiliate, Circle Internet Financial Europe SAS is the issuer of USDC, a crypto-asset stablecoin with a conversion rate of 1:1 pegged to the U.S. Dollar. The Company records USDC at cost, which approximates fair value, and subsequently measures it at fair value each reporting period.

Changes in the fair value of USDC, if any, are recognized in other income (expense), net in the unaudited condensed interim statements of operations. From time to time, the Company utilizes USDC to pay vendors and accepts USDC as payment from customers or investors in lieu of cash and cash equivalents.

There are volatility risks related to stablecoins, which are designed to have a relatively stable price relative to an underlying physical asset, most commonly a fiat currency, such as U.S. dollars, or an exchange-traded commodity. The stability of a stablecoin results from the underlying assets backing the stablecoin that are held by the stablecoin issuer in reserve accounts, among other factors, such as the ability of a holder to redeem the stablecoin from its issuer at par. The issuers of certain stablecoins currently retain broad discretion to determine the composition and amounts of assets held in the issuers’ accounts backing those stablecoins, and to substitute assets other than the fiat currency that is initially deposited. The composition of backing assets varies considerably across popular stablecoins, with some stablecoins backed entirely by off-chain assets including cash or short-term, highly liquid assets, and others backed by assets significantly less liquid than cash or cash equivalents. In the case of USDC, Circle reported that, as of December 31, 2025, underlying reserves were held in cash, short-duration U.S. Treasuries, and overnight U.S. Treasury repurchase agreements within segregated accounts for the benefit of USDC holders.

Crypto Assets

The Company holds crypto assets, including BTC, for investment and operational purposes. Crypto assets are digital assets recorded on blockchain-based distributed ledger networks and traded on digital asset exchanges. The Company measures its crypto assets at fair value at each reporting date based on quoted market prices in active markets. Changes in the fair value of crypto assets are recognized in earnings in the period in which they occur. The Company determines the cost basis of its BTC using the first-in, first-out (FIFO) method. Realized gains and losses on dispositions are calculated based on this cost-based methodology.

As of March 31, 2026, the Company had the following crypto assets:

Crypto Asset	Coins Held	Cost Basis ($USD)	Fair Value ($USD)
Bitcoin ($BTC)	45.37	$5,630	$3,096

As of December 31, 2025, the Company had the following crypto assets:

Crypto Asset	Coins Held	Cost Basis ($USD)	Fair Value ($USD)
Bitcoin ($BTC)	59.67	$7,404	$5,222

Gains and losses related to the Company’s crypto assets primarily reflect the remeasurement of these assets to fair value during the reporting period. The fair value of BTC is determined using quoted prices in active markets and is classified within Level 1 of the fair value hierarchy.

Accounts Receivable and Allowance for Credit Losses

The Company receives payments from direct advertising customers based upon contractual payment terms. Accounts receivable is recorded when the right to consideration becomes unconditional and are generally collected within the contractual payment terms. The Company generally receives payments from advertising and non-advertising service customers at the time of contract sign-up and in advance of providing services.

The Company performs an ongoing evaluation of collectability, customer creditworthiness, historical levels of credit losses, and future expectations. The Company records an allowance for credit losses at the amount that it believes will approximate anticipated losses. Accounts receivable are written-off when deemed uncollectible and collection of the receivable is no longer being actively pursued.

In determining the amount of the allowance, the Company considers its historical level of credit losses. The Company also makes judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and the Company assesses current economic trends that might impact the level of credit losses in the future. Historically, the Company has had no significant write-offs of accounts receivable.

However, since the Company cannot reliably predict future changes in the financial stability of its customers, it cannot guarantee that its allowances will continue to be adequate. If actual credit losses are significantly greater than the estimated allowance, the Company would increase its general and administrative expenses and increase its reported net losses. No allowance was recorded as of March 31, 2026, and December 31, 2025. Accounts receivable as of March 31, 2026, and December 31, 2025, were $184 and $147, respectively.

Concentration

The Company’s cash and cash equivalents, USDC, and accounts receivable are potentially subject to concentration of credit risk. The sections below further discuss these risks by type of concentration.

Significant Customers

The Company generates a significant portion of its revenue from a limited number of customers and service suppliers. For the three months ended March 31, 2026, revenue from three customers represented 24%, 14%, and 12% of total revenues. For the three months ended March 31, 2025, revenue from five customers represented 26%, 15%, 15%, 10%, and 10% of total revenues. Concentration of credit risk with respect to accounts receivable is limited to customers to whom the Company makes significant sales.

As of March 31, 2026, four customers accounted for approximately 43%, 37%, 14% and 5% of the Company’s total accounts receivable balance. The loss of these customers could have a material adverse effect on the Company’s operations and cash flows. As of December 31, 2025, four customers accounted for approximately 36%, 32%, 23%, and 8% of the Company’s total accounts receivable balance. The loss of these customers could have a material adverse effect on the Company’s operations and cash flows.

The Company continuously monitors the creditworthiness of its customers and service suppliers and maintains allowances for potential credit losses as management deems appropriate. To date, the Company has not experienced any material credit losses or write-offs of accounts receivable.

Significant Vendors

Concentrations of risk with respect to third party vendors who provide products and services to the Company are limited. If not limited, such concentrations could impact profitability if a vendor failed to fulfill their obligations or if a significant vendor was unable to renew an existing contract and the Company was not able to replace the related product or service at the same cost. For the three months ended March 31, 2026, three vendors accounted for approximately 34%, 17%, and 16% of the Company’s total cost of revenue. For the three months ended March 31, 2025, two vendors accounted for approximately 43% and 13% of the Company’s total cost of revenue.

As of March 31, 2026, two vendors accounted for 22% and 18% of the Company’s total accounts payable balance. As of December 31, 2025, four vendors accounted for 18%, 13%, 12% and 12% of the Company’s total accounts payable balance.

Platform Development

The Company capitalizes platform development costs for internal use when planning and design efforts are successfully completed, and development is ready to commence. The Company places capitalized platform development assets into service and commences amortization when the applicable project or asset is substantially complete and ready for its intended use. Once placed into service, the Company capitalizes the qualifying costs of specified upgrades or enhancements to capitalized platform development assets when the upgrade or enhancement will result in new or additional functionality. Costs associated with platform maintenance and training are expensed as incurred.

The Company capitalizes external labor costs, including payroll-based and stock-based compensation, benefits and payroll tax, direct testing costs, integral to release, tools or small scripts integral to building the release that are incurred for certain capitalized platform development projects related to the Platform.

Platform development costs are amortized on a straight-line basis over three years, which is the estimated useful life of the related asset and is recorded as an expense on the statements of operations. The amortization period may be accelerated if the useful life of the related asset is shortened.

As of March 31, 2026, and December 31, 2025, the Company had capitalized platform development costs of $299 and $623, respectively, as recorded within acquired and other intangible assets, net in the Company’s unaudited condensed interim balance sheets.

Intangible Assets

Definite-lived intangible assets, consisting of acquired and developed technology, and web domains, are amortized using the straight-line method over the estimated economic life of the assets. Definite-lived intangible assets are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The amortization of these assets is provided using the straight-line method over the following estimated useful lives:

Platforms	3 years
Web domains	15 years

Fair Value of Financial Instruments

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. Disclosure as to transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements, is also required.

Level 1. Observable inputs such as quoted prices in active markets for an identical asset or liability that the Company has the ability to access as of the measurement date. Financial assets and liabilities utilizing Level 1 inputs include active-exchange traded securities and exchange-based derivatives.

Level 2. Inputs, other than quoted prices included within Level 1, which are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Financial assets and liabilities utilizing Level 2 inputs include fixed income securities.

Level 3. Unobservable inputs in which there is little or no market data for the asset or liability which requires the reporting entity to develop its own assumptions. Financial assets and liabilities utilizing Level 3 inputs include infrequently traded non-exchange-based derivatives and commingled investment funds and are measured using present value pricing models.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The carrying amount of the Company’s financial instruments comprised of cash, accounts receivable, accounts payable, USDC, and accrued expenses approximate fair value because of the short-term maturity of these instruments. USDC is contractually redeemable for fiat currency on demand. As any changes in the fair value are reported in earnings as they occur, the derecognition of USDC does not necessarily give rise to a gain or loss. The Company also holds BTC, a digital asset that is measured at fair value at each reporting period based on quoted prices in active markets, with changes in fair value recognized in earnings. Additionally, the instruments associated with the March 2026 Convertible Note and March 2026 Warrant are classified as level 2 on the fair value hierarchy as the valuation inputs include the price of similar, but not identical, instruments.

March 2026 Convertible Note and Warrants

On March 6, 2026, the Company completed a private financing and raised $2,000. As part of this financing, the Company issued a non-interest-bearing convertible note and warrant, referred to as the “March 2026 Convertible Note” and the “March 2026 Warrant,” respectively. The March 2026 Convertible Note converts into shares of Ryvyl upon the close of the merger. The number of shares received upon the conversion of the March 2026 Convertible Note at the close of the merger is calculated as approximately one percent of the fully diluted number of shares outstanding as of the merger date. Refer to Note 10, Subsequent Events, for more information on the merger. The March 2026 Convertible Note has a maturity date of June 1, 2026. At maturity, if the merger had not yet occurred, the March 2026 Convertible Note would have converted into class B shares of the Company at an exercise price of $2.55 per share. There are no cash payments due on the March 2026 Convertible Note. The March 2026 Warrant is exercisable into shares of Ryvyl for a one-year period beginning on the close date of the merger. The exercise price and number of underlying shares will be determined upon the closing of the merger and will be based on the number of shares received by the investor upon conversion of the March 2026 Convertible Note.

Upon conversion of the March 2026 Convertible Note and exercise of the March 2026 Warrant, the investor will receive restricted shares which it cannot sell or pledge for a period of time. These restrictions lapse and the shares become freely transferrable in equivalent tranches of twenty-five percent after 12 months, 15 months, 18 months, and 21 months following the close of the merger. As part of this issuance, the Company promised to provide the investor with additional shares if the Company’s market capitalization falls below certain thresholds as of the date the shares become freely transferrable. The issuance of additional shares, referred to as a “Price Protection Feature” is capped at $15 million.

The Company elected to account for the March 2026 Convertible Note under the fair value option whereby the Company will recognize the March 2026 Convertible Note at fair value with changes in fair value recognized in earnings except for changes in fair value due to the instrument specific credit risk, which is recognized in other comprehensive income.

The March 2026 Warrant is accounted for at fair value with changes in fair value recognized in earnings as it meets the definition of a derivative. As of March 31, 2026, the March 2026 Warrant does not qualify for a scope exception to derivative accounting since the March 2026 Warrant will be exercisable into an unknown number of shares. In subsequent reporting periods, the Company will continue to analyze the March 2026 Warrant to determine if it continues to meet the definition of a derivative and if it continues to not qualify for a scope exception to derivative accounting.

The Price Protection Feature is also accounted for at fair value with changes in fair value recognized in earnings as it represents an obligation to issue additional shares when the value of the Company’s shares decreases.

The fair value of the March 2026 Convertible Note, March 2026 Warrant, and Price Protection Feature at issuance was $1,403, $129 and $468, respectively. As the fair value of these instruments was deemed to have remained consistent from issuance to the end of the March 31, 2026, the Company did not recognize any changes in fair value in the unaudited condensed statement of operations or other comprehensive income for any changes in instrument specific credit risk for the March 2026 Convertible Note.

Recent Accounting Pronouncements

Recently issued accounting pronouncements not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. This ASU aims to enhance the transparency of financial reporting by requiring public business entities (PBEs) to provide detailed disclosures about the components of significant expense captions presented in the income statement. The Company will be required to disclose, in a tabular format, the amounts recognized within each relevant expense caption in the income statement. This ASU is effective for fiscal years beginning after December 15, 2026; early adoption is permitted using either a prospective or retrospective transition method. The Company is not planning to early adopt ASU 2024-03.

Recently adopted accounting pronouncements

In July 2025, the FASB issued ASU No. 2025-05, Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). The amendments allow an entity to apply a practical expedient when estimating expected credit losses, which assumes that the current conditions as of the balance sheet date will not change for the remaining life of the accounts receivable and contract assets arising from contracts with customers. The amendments are effective for fiscal years beginning after December 15, 2025, and interim reporting periods within those fiscal years, with early adoption permitted. If the practical expedient is elected, the amendments should be applied prospectively. The Company adopted the amendments effective for the current fiscal year and the adoption did not have a material impact on the Company’s financial statements and related disclosures

3.	Prepayments and Other Current Assets

Prepayments and other current assets are summarized as follows:

	March 31, 2026	December 31, 2025
Prepaid insurance	$13	$22
Prepaid license	2	7
Prepaid hiring fees	-	20
Prepaid revenue share	83	5
Other	38	13
	$136	$67

4.	Investment in Ryvyl

On October 6, 2025, the Company entered into a Securities Purchase Agreement (the “SPA”) with Ryvyl Inc. (“Ryvyl”), a related party with which the Company merged, effective May 12, 2026, pursuant to which the Company purchased 50,000 shares of Ryvyl’s Series C Convertible Preferred Stock (the “Preferred Stock” or the “Investment”) for an aggregate subscription amount of $5,000 in a private placement conducted pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D. The purpose of the financing transaction was to provide Ryvyl with working capital through the anticipated consummation of the Merger. On December 9, 2025, the Company and Ryvyl entered into an amendment to the SPA (the “First Amendment” or the “Amendment”), which modified certain terms of the Preferred Stock. The aggregate purchase price was increased to $6,500, representing an additional $1,500 investment by the Company, and the stated value per share of the Preferred Stock was increased from $100 to $130 per share, with no additional shares issued, resulting in an aggregate stated value of $6,500.

The Preferred Stock is convertible, at the option of the Company, into shares of Ryvyl’s common stock at an initial conversion price of $0.40 per share, subject to certain anti-dilution adjustments including adjustments for stock splits, stock dividends, other similar transactions, and stipulates a minimum conversion price of $0.08 per share. Conversion is also subject to certain beneficial ownership limitations and issuance caps.

The Preferred Stock has liquidation preferences senior to Ryvyl’s common stock and entitles the Company to receive an amount equal to the aggregate stated value $6,500 of the Preferred Stock prior to any distributions to holders of common stock. The Company accounts for its investment in the Preferred Stock in accordance with Investments – Equity Securities (“ASC 321”) as a measurement alternative investment. The Investment is carried at cost, adjusted for changes in observable prices, less any impairment. Upon evaluating the qualitative impairment indicators in accordance with ASC 321 surrounding Ryvyl’s performance and financial condition as of and for the three months ended March 31, 2026, the Company concluded that no impairment was required as of March 31, 2026.

5.	Intangible Assets

On January 27, 2024, the Company entered into an agreement with deWeb Ltd., an Israeli technology company, to acquire proprietary technology platform assets, intellectual property, and related digital assets necessary for the operation of the Company’s media technology platform. The acquisition was completed through a non-monetary exchange in which the Company issued equity instruments and assumed contractual obligations in lieu of cash consideration.

Management determined that the acquired technology platform represents a finite-lived intangible asset under ASC 350-30, Intangibles—Goodwill and Other—General Intangibles Other Than Goodwill. The total acquisition cost of the intellectual property was $515 with $427 being allocated on a fair value basis and capitalized as an intangible asset and amortized on a straight-line basis over a three-year estimated useful life, consistent with the expected period of economic benefit. The carrying amount of the deWeb platform intangible asset, net of accumulated amortization, as of March 31, 2026, and December 31, 2025 was $119 and $154, respectively. Amortization expense related to deWeb platform intangible asset for the three months ended March 31, 2026, and 2025 was $36 and $36, respectively.

Subsequent to acquisition, the Company also incurs platform development costs that add new functionality or materially improves performance or features of the platform assets. As of March 31, 2026, and December 31, 2025, the Company capitalized platform development costs of $1,090 and $790, respectively, which are also amortized on a straight-line basis over a three-year estimated useful life. The carrying amount of capitalized platform development costs, net of accumulated amortization, as of March 31, 2026, and December 31, 2025 was $870 and $645, respectively. Amortization expense related to platform development costs for the three months ended March 31, 2026, and 2025 was $73 and $16 respectively.

As of March 31, 2026 and December 31, 2025, other intangible assets, consisting of web domains reported net of amortization, were $25 and $26, respectively. These assets are being amortized on a straight-line basis over a 15-year estimated useful life, consistent with the expected period of economic benefit. Amortization expense for web domains for the three months ended March 31, 2026, and 2025, were $1 and $1, respectively.

The Company evaluates the recoverability of intangible assets on an annual basis, or more frequently whenever circumstances indicate an intangible asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event future undiscounted cash flows do not exceed the carrying amount of the assets, the assets will be considered impaired. The impairment loss is measured based upon the difference between the carrying amount and the fair value of the assets. As of March 31, 2026, no indicators of impairment were noted and, as such, no impairment was recorded.

Intangible assets, net and their associated weighted average remaining useful lives consisted of the following:

	As of March 31, 2026
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life (in Years)
Amortizing intangible assets
Platforms	$1,517	$528	$989	2.29
Web domains	32	7	25	12.06
Total	$1,549	$535	$1,014

	As of December 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net	Weighted Average Remaining Useful Life (in Years)
Amortizing intangible assets
Platforms	$1,218	$419	$799	1.49
Web domains	32	6	26	11.35
Total	$1,250	$425	$825

The estimated future amortization expense related to intangible assets as of March 31, 2026 is as follows:

For the years ended December 31,	Amount
2026 (remainder)	$381
2027	370
2028	243
2029	2
2030	2
Thereafter	16
Total expected future amortization expense	$1,014

6.	SAFE Agreements

During the year ended December 31, 2024, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with various accredited investors. These free-standing instruments provide investors with rights to receive shares of the Company’s capital stock upon certain future events, including qualified equity financing, change in control, or dissolution.

Under the terms of the agreement, the SAFE converts into a variable number of Preferred Class A Shares of the Company’s capital stock upon the next equity financing, based on a post-money valuation cap of $11,000, or entitles the investor to receive the greater of (i) the purchase amount or (ii) the cash value of such shares upon a liquidity event.

Management evaluated the SAFE under ASC 480-10-25-14, Distinguishing Liabilities from Equity, and ASC 815-40-25, Derivatives and Hedging and determined that the instrument represents a liability, as it may require settlement in cash or in a variable number of shares upon a liquidity event outside the Company’s control. The instrument was therefore classified as a non-current liability as of December 31, 2024.

Total proceeds received under these agreements during 2024 were $525, comprised of $200 USDC and $325 of cash. All investors were confirmed as accredited, and the Company’s charter and capitalization structure support the future issuance of shares upon conversion of the SAFEs.

On December 14, 2024, the Company executed a SAFE with an investor for a total purchase amount of $440, providing the investor rights to receive shares of the Company’s Preferred Class A Stock upon certain future events, including qualified equity financing, change in control, or dissolution. Cash proceeds under this agreement were received by April 29, 2025.

On various dates throughout 2025, the Company raised an additional $719 in funds and issued SAFE agreements with various investors.

During July of 2025, the Company converted all outstanding SAFE agreements with investors into shares of the Company’s Class A Preferred Stock at a price of $1.00 per share. In total, 1,684,000 shares of Class A Preferred Stock were issued with no gain or loss on conversion.

7.	Stockholders’ Equity (Deficit)

The Company’s current Amended and Restated Certificate of Incorporation dated July 8, 2025, authorizes the issuance of 20,000,000 shares of $0.00002 par value Common Stock, of which 2,000,000 shares are designated Class A Common Stock and 18,000,000 shares are designated Class B Common Stock. A total of 4,000,000 shares of $0.000002 par value Preferred Stock have been authorized with 2,000,000 designated as Class A.

As of March 31, 2026, and December 31, 2025, outstanding shares of Class A Common Stock are 1,861,667. As of March 31, 2026, and December 31, 2025, outstanding shares of Class B Common Stock were 4,306,000. As of March 31, 2026, and December 31, 2025, outstanding shares of Class A Preferred Stock are 1,684,000.

September 2025 Convertible Notes and Warrants

During September 2025, the Company received proceeds of $30,150 in exchange for certain convertible notes (the “Convertible Notes”) and warrants with certain investors. The proceeds consisted of cash of $15,000, USDC of $15,000, and the conversion of an existing accounts payable balance in the amount of $150. The total proceeds of $30,150 were allocated as $30,145 to the convertible notes and $5 to the warrants. As discussed below, the proceeds from both the Convertible Notes and warrants were classified within stockholders’ equity on the Company’s unaudited condensed interim balance sheets.

According to the convertible note agreements, the Convertible Notes bear interest at a rate of 12% per annum, with interest accruing in full from the issuance date. However, the Convertible Notes and related interest accrued is not to be repaid in cash. All outstanding principal and accrued interest automatically convert into shares of the Company’s Class B common stock upon the earliest occurrence of (i) the respective maturity date, (ii) the closing of a qualifying equity financing resulting in aggregate proceeds of at least $20.0 million, or (iii) the occurrence of a qualifying corporate transaction, as defined in the agreements. The conversion price is fixed at $2.55 per share, subject to customary adjustments for stock splits and similar transactions. As of March 31, 2026, no qualifying event had occurred and the Convertible Notes remained outstanding.

As discussed above, in connection with the issuance of the Convertible Notes, the Company issued detachable warrants to purchase an aggregate of 2,588,237 shares of the Company’s Class B common stock. The warrants are exercisable at a price of $2.55 per share, represent warrant shares equal to 20% of the respective note principal divided by the exercise price, and expire one year from the issuance date. The warrants are legally detachable and separately exercisable from the Convertible Notes.

Management evaluated the Convertible Notes and the related warrants in accordance with applicable accounting guidance, including ASC 470, ASC 480, and ASC 815. Based on this evaluation, the Company concluded that (i) the automatic conversion feature embedded in the Convertible Notes does not require bifurcation as a derivative, (ii) the warrants qualify as freestanding financial instruments that are indexed to the Company’s own stock and meet the criteria for equity classification, and (iii) settlement of the Convertible Notes and warrants does not require or permit unilateral cash settlement by the holders. Accordingly, the Convertible Notes and warrants were classified within stockholders’ equity as additional paid-in capital.

As of March 31, 2026, the Company had not recognized any conversion of the Convertible Notes or exercise of the warrants.

Equity Awards

The 2024 Equity Incentive Plan was amended and approved by the Company’s Board of Directors during May of 2024 with a maximum number of Class B shares authorized to be issued under the plan of 2,800,000. In addition to the shares authorized under the 2024 Equity Incentive Plan, the 2025 Equity Incentive Plan has authorized a maximum number of Class B Shares to be issued under this respective plan of 2,888,333.

Stock-based compensation expense for the three months ended March 31, 2026, and 2025, includes the portion of awards vested in the period for all equity-based awards granted, based on the grant date fair value as estimated using a Black-Scholes option valuation model. For the three months ended March 31, 2026, and 2025, stock-based compensation expense was $141 and $129, respectively.

No stock awards were granted during the three months ended March 31, 2026, and 2025.

A summary of the common stock option activity during the three months ended March 31, 2026, is as follows:

	Number of Shares	Weighted Average Exercise Price
Common stock options outstanding at December 31, 2025	5,198,333	0.80
Granted	-	N/A
Cancelled	-	N/A
Common stock options outstanding at March 31, 2026	5,198,333	$0.80

Common stock options exercisable at March 31, 2026	1,743,421	$0.51
Common stock options not vested at March 31, 2026	3,454,912	$0.91

(1)	Common stock available for future issuance at March 31, 2026 represents a combination of 2,800,000 of authorized shares; less 2,362,168 common stock options outstanding under the 2024 Equity Incentive Plan and 2,888,333 authorized shares; less 2,888,333 common stock options outstanding under the 2025 Equity Incentive Plan.

As of March 31, 2026, total compensation cost not yet recognized related to unvested options was $1,160, which is expected to be recognized over a weighted-average period of 2.20 years.

A summary of the Class B warrant activity during the three months ended March 31, 2026, is as follows:

	Number of Warrants	Weighted Average Strike Price
Warrants outstanding at December 31, 2025	3,288,237	2.39
Granted	-	-
Warrants outstanding at March 31, 2026	3,288,237	$2.39

8.	Related Party Transactions

SAFE Agreements

On various dates throughout 2025, the Company raised $719 in funds and issued SAFE agreements with various investors.

During July 2025, the Company converted all outstanding SAFE agreements with investors into shares of the Company’s Class A Preferred Stock at a price of $1.00 per share. In total, 1,684,000 shares of Class A Preferred Stock were issued with no gain or loss on conversion.

Roustan Media Partnership Agreement

On January 14, 2025, the Company entered into a Coalition Partner Agreement with Roustan Media Inc., an entity affiliated with a member of the Company’s board of directors. Under the agreement, effective January 1, 2025, the Company provides digital publishing, advertising operations, distribution, and related platform services for Roustan Media’s media properties, including The Hockey News and related websites.

Pursuant to the agreement and a related term sheet executed in June 2025, the Company collects advertising and distribution revenues and remits a contractually defined revenue share to Roustan Media. The revised economics include a minimum monthly revenue support arrangement applicable to certain months in 2025, under which the Company agreed to compensate Roustan Media for shortfalls between actual advertising collections and a specified monthly threshold of $90. The specified monthly threshold ended on November 4, 2025, following the execution of the Company’s Strategic Partnership with True Sports, ULC and Roustan Media, Inc. See section below titled, Related Party Note Receivable, for additional information.

September 2025 Convertible Notes and Warrants

In September 2025, the Company entered into Convertible Note Purchase Agreements (“Convertible Notes”) with investors, including multiple related parties. The Convertible Notes were issued in exchange for cash and digital asset consideration and are unsecured obligations of the Company. The Notes bear interest at the stated contractual rate and mature during September 2026, unless earlier converted in accordance with their terms. The Convertible Notes are convertible into equity of the Company upon the occurrence of certain events or at the option of the holders, as defined in the agreements. Proceeds received and amounts receivable under the Convertible Notes are reflected in the accompanying unaudited condensed interim balance sheet as of March 31, 2026.

As a component of the issuance of the Company’s Convertible Notes with various investors (see Note 7), during the year ended December 31, 2025, approximately $150 of an outstanding related party payable was converted into a $150 convertible note and the related party was subsequently issued 11,765 warrant shares, determined in line with other investor agreements. The related party’s convertible note has the same terms and features as all other convertible notes. Another related party was responsible for a $2,000 principal amount related to the issuance of the Convertible Notes. This amount was comprised of $1,600 cash and $400 USDC. This related party was issued 156,863 warrant shares, determined in line with other investor agreements. Another related party was responsible for a $15,000 principal amount related to the issuance of the Convertible Notes. This related party was issued 1,176,471 warrant shares, determined in line with other investor agreements.

Related Party Note Receivable

On November 4, 2025, the Company entered into a binding letter of intent for a long-term strategic partnership agreement (the “Strategic Partnership”) with True Sports, ULC and Roustan Media, Inc. (collectively, the “Customer”), all of which are owned by a related party of the Company. In connection with the Strategic Partnership, the Company entered into a $5,000 zero-interest note receivable (the “Note Receivable” or the “Note”) to the Customer. The Note Receivable has a contractual term of five years and requires quarterly principal payments of $125, with the remaining balance due as a balloon payment at the Note Receivable’s maturity on November 3, 2030.

During the three months ended March 31, 2026, the Company received one Note payment totaling $41, which was recorded as a reduction of the Note principal. Including the aforementioned payment, the Company has received an aggregate of $83 in Note payments from the Customer. The Company previously recorded a reserve of $750 against the Note as of December 31, 2025. The Company determined that the previously recorded reserve amount of $750 remains appropriate and sufficient, based on its assessment of collectability of the Note as of March 31, 2026. See Note 10, Subsequent Events, for additional information.

9.	Commitments and Contingencies

From time to time, the Company is a party to, or has a significant relationship to, legal proceedings, lawsuits, and other claims arising in the ordinary course of business. The Company’s management evaluates the company’s exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

In accordance with ASC Topic 450, Contingencies, the Company accrues anticipated costs of settlement, damages, losses for claims, and under certain conditions, costs of defense, based on historical experience or to the extent specific losses are probable and estimable. Otherwise, these costs are expensed as incurred. If the estimate of a probable loss is a range and no amount within the range is more likely, the Company accrues a minimum amount of the range.

As further disclosed in Note 10, Subsequent Events, on May 12, 2026, the Company merged with Ryvyl.  The Company assumed all commitments, legal and otherwise, related to Ryvyl upon the effective date of the merger. For additional information, please refer to the Ryvyl Form 10-Q as of March 31, 2026, as filed with the SEC on May 14, 2026.

PI Related Party Note Payable

On July 31, 2024, a related party note payable with PI Roundtable was repaid by the Company in full. While the Company believes that all obligations under the note payable have been satisfied, in the event that PI Roundtable disputes the full repayment of the note payable, the Company has recorded a $60 reserve for the maximum potential exposure amount. This reserve remains outstanding as of March 31, 2026.

Note Receivable Litigation

During June 2026, the Company filed a breach of claim suit with the holder of the Company’s note receivable described in Note 8, Related Party Transactions. The claim was filed due to the related party’s late repayments on the principal of the Note. At this time, the Company believes that a material loss contingency related to the claim is reasonably possible, but not probable.

The Company has determined, in accordance with applicable accounting principles, that a loss or range of loss that it may incur is not probable at this time and have therefore not recorded a liability for this matter. As also noted in Note 8, the Company previously recorded a reserve against the Note in the amount of $750, which it believes remains appropriate and sufficient as March 31, 2026.

10.	Subsequent Events

Merger with Ryvyl

The Company’s shareholders of record approved the merger with Ryvyl in the form of an irrevocable Written Consent, which was duly certified by the Secretary of the Company on April 1, 2026.

Pursuant to the Merger Agreement, on May 12, 2026, RYVYL Merger Sub Inc. ("Merger Sub”), a wholly owned subsidiary of Ryvyl, merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Ryvyl. Pursuant to the terms of the Merger Agreement, Ryvyl changed its name from "Ryvyl Inc.” to "RTB Digital, Inc.”

The merger parties agreed to consummate the merger notwithstanding any unfulfilled conditions thereto, and agreed that certain actions, such as the resignation and appointment of directors and other actions set forth in the Merger Agreement and that would ordinarily take place at the consummation of the merger would be taken in due course over the following couple of days.

As a result of the merger being consummated, Ryvyl will issue 11,893,886 shares of common stock in exchange for the issued and outstanding shares of common stock, preferred stock and assumed notes and interest due thereon, resulting in an aggregate of 13,174,895 shares of common stock being issued and outstanding immediately after the merger. Ryvyl will also assume various other equity awards and warrants previously issued by the Company and outstanding as of the date of the merger, as agreed upon in the Merger Agreement. Ryvyl will also issue 109,410 shares due under its investment banking agreement with Maxim Partners LLC.

At the merger closing date, the March 2026 Convertible Note converted into 179,732 shares of Ryvyl common stock. Based on the conversion of the March 2026 Convertible Note, the March 2026 Warrant became exercisable into 35,947 shares of Ryvyl common stock with an exercise price of $11.13 per share of Ryvyl common stock.

Nasdaq Listing

On May 13, 2026, the common stock of the post-merger company commenced trading on the Nasdaq Capital Market under the symbol RTB.

New Board and Officers

Effective May 21, 2026, by unanimous written consent of the legal parent RTB Digital, Inc. (Nevada), the size of the post-merger board was increased to seven; Messrs. Oliva, Jones, and Browndorf resigned as directors; and James Heckman, Aly Madhavji, Walton Comer, Michael Alexander and David Bailey were appointed to the board, with Steven Fletcher and Brett Moyer remaining as directors. Officers were appointed as follows:

●	James Heckman — Chief Executive Officer (Principal Executive Officer)
●	Alykhan Madhavji — Chief Financial Officer
●	George Oliva — Chief Accounting Officer
●	William Sornsin — Chief Operating Officer and Corporate Secretary
●	Zachariah Kirscher — Vice President Legal

Loan Agreements

On April 3, 2026, the Company agreed to loan $1,800 USDC to Lagodivilla, Ltd. (“Lagodivilla”) with a term of 2 months and simple interest of 5% per annum. This loan agreement permits Lagodivilla to elect repayment by means of cash in the loan amount plus interest or shares of Ryvyl Inc. that it owns at the time of repayment. The Company is currently negotiating an extension to the term.

On April 3, 2026, the Company agreed to borrow $2,000 from Ryvyl with a term of 2 months and simple interest of 5% per annum. The purpose of the loan was to secure additional working capital. The loan was settled intercompany upon consummation of the merger.

Amendment to Certificate of Incorporation

The Company’s 3rd Amended and Restated Certificate of Incorporation was filed in Delaware on April 22, 2026.

Related Party Note Receivable

During January 2026, the Company received an additional good-faith principal payment from the Customer of approximately $42.

During June 2026, the Company filed a breach of claim suit with the courts of Delaware in order to begin receiving the contractually obligated payments owed to the Company. The outcome of the claim remains uncertain. See Note 8, Related Party Transactions, for additional information.